STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 23rd day of January, 2006, by and among ISTORAGE NETWORKS, INC. (F/K/A CAMRYN INFORMATION SERVICES, INC)., a Delaware corporation (hereinafter referred to as "Buyer"); the individuals set forth on Schedule A hereto, (hereinafter collectively referred to as "Sellers"), being the sole members of LANDBANK, LLC, a California limited liability company (hereafter referred to as "Company"), and the individuals set forth on Schedule B hereto, being the holders of the majority of the outstanding shares of Buyer (collectively, the "Transferring Shareholders").

     WHEREAS, Seller is the owner of record and beneficially owns all of the membership interests in the Company ("Interests"); and

     WHEREAS, Sellers desires to sell all of the Interests to Buyer, and Buyer desires to purchase the Interests, upon the terms and conditions set forth herein;

     WHEREAS, pursuant to a separate share purchase agreement entered into as of eventdate herewith between Buyer and the Transferring Shareholders (the "Subsidiary Transfer Agreement"), Buyer has agreed to transfer to Transferring Shareholders, and Transferring Shareholders have agreed to acquire, all of the issued and outstanding shares in Buyer's wholly-owned subsidiary, Istorage Networks Group, Inc. ("Transferred Subsidiary"), in exchange for Transferring Shareholders agreeing to transfer all of the shares of Buyer owned by Transferring Shareholders pursuant to and in accordance with the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                       I.

                       SALE AND PURCHASE OF THE INTERESTS
                       ----------------------------------

     1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Interests which together constitute 100% of the issued and outstanding Interests of the Company.

     1.2 Closing. The purchase shall be consummated at a closing ("Closing") to take place at 11:00 a.m., at the offices of Buyer's counsel on January 25, 2006 ("Closing Date").


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

     1.3 Consideration.

          (a) The aggregate consideration for the Interests shall be Eighty-Two Million (82,000,000) shares of Common Stock of Buyer ("Buyer Shares"), par value $0.0001 per share, credited as fully paid (the "Consideration Shares"). Each Seller shall be entitled to receive the amount of Consideration Shares set out opposite each Seller's respective name in Schedule A. The Consideration Shares are restricted securities as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the Securities Act).

          (b) The consideration shall be paid at Closing, by transfer and delivery of the Consideration Shares to Seller against receipt of certificates representing the Interests, duly endorsed for transfer to Buyer. Each of the Transferring Shareholders hereby agrees, subject to the terms and conditions of this Agreement, to transfer to Sellers, the Consideration Shares held by each Transferring Shareholder as set forth against each Transferring Shareholder's name on Schedule B. Each Transferring Shareholder irrevocably waives any right of preemption or other restriction on transfer in respect of the Consideration Shares conferred on him under the organizational documents of Buyer, any shareholders agreement or otherwise.

          (c) The Consideration Shares shall rank pari passu with the existing shares of common stock of Buyer including the right to receive all dividends declared, made or paid after Closing.

     1.4 Other Agreements; Deliverables. At the Closing, the indicated parties shall execute and deliver the following additional agreements and/or documents in substantially the form attached hereto:

          (a) Sellers shall deliver to Buyer original certificates representing all of the Interests, duly endorsed to Buyer and in blank or assignments separate from the certificates, transferring the Interests from Seller to Buyer (the "Membership Certificates");

          (b)  The  Transferring  Shareholders  shall  deliver  to  Routh  Stock
     Transfer, Inc., as Buyer's authorized stock transfer agent ("Authorized Transfer Agent") original certificates representing the Consideration Shares, duly endorsed for transfer to Sellers in accordance with the amounts set forth in Schedule A (the "Consideration Share Certificates");

          (c) Buyer shall cause the Authorized Transfer Agent to register the transfer of the Consideration Shares to Sellers in Buyer's stock transfer records;

          (d) Buyer shall deliver: (i) a copy of the resolutions passed by the board of directors of Buyer (a) approving the terms of the Transaction and the entering into and delivery of the Transaction Documents, (b)


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

     authorizing the directors to instruct the Authorized Transfer Agent to effect the transfer on the stock transfer ledger of Buyer ("Buyer's Resolutions") and (ii) a copy of the written consent delivered by the holders of the requisite number of Buyer Shares, approving the terms of the Transaction ("Shareholder Consent");

          (e) Buyer shall deliver an opinion of its outside legal counsel in accordance with Section 5.6 ("Opinion of Counsel");

          (f) Buyer and the Transferring Shareholders shall execute and deliver the Subsidiary Transfer Agreement in the form attached hereto as Exhibit B;

          (g) Buyer shall deliver the letters of resignation in accordance  with
     Section 5.8.

     1.5 Transaction Documents and Transactions Defined. This Agreement, the Subsidiary Transfer Agreement and other documents listed in paragraph 1.4, are
sometimes   referred  to  as  the  "Transaction   Documents."  The  transactions
contemplated by the Transaction Documents are sometimes referred to as the "Transactions."

                                       II.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     2.1 Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as follows:

          (a) Title to the Interests. As of the date hereof Sellers own, and at Closing, Sellers shall own of record and beneficially the number of the Interests listed on Schedule A, of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Interests to Buyer. The rights with respect to the Interests are governed solely by the Company's operating agreement attached hereto as Exhibit C (the "Operating Agreement"). There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Interests. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Interests.

          (b) Organization. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the state of California. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business.

          (c) Authority. Sellers have full power and lawful authority to execute and deliver the applicable Transaction Documents and to consummate and perform the relevant Transactions contemplated thereby. The applicable Transaction Documents constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Sellers, enforceable in accordance with their terms. Neither the execution and delivery of the applicable Transaction Documents by Sellers, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Sellers or the Company is a party or by which Sellers or the Company or any of their respective properties or assets are bound or affected.

          (d) Company Financial Statements. The Company financial statements delivered to Buyer are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Company as of December 31, 2005.

          (e) Liabilities. Except as set forth in the financial statements, Sellers are not aware of any liabilities for which the Company is liable or will become liable in the future.

          (f) Books and Records. The books and records of the Company are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect in all material respects the business, financial condition and results of operations of the Company as set forth in the Company financial statements.

          (g) Validity. To Sellers' knowledge all material contracts, agreements, leases and licenses to which the Company is a party or by which it or any of its properties or assets are bound or affected, are valid and in full force and effect; and no breach or default exists, or upon the giving of notice or lapse of time, or both, would exist, on the part of the Company or by any other party thereto.

          (h) No Adverse Changes. Since December 31, 2005, there have been no actual or threatened developments of a nature that is materially adverse to or involves any materially adverse effect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Company.

          (i) Investment Intent. Sellers are acquiring the Consideration Shares for their own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof, and Sellers have no present intention of selling, granting participation in, or otherwise distributing the same. Sellers understand the specific risks related to an investment in the Buyer Shares, especially as it relates to the financial performance of the Buyer. Each Seller is a sophisticated investor with such knowledge and experience in business and financial matters as to be capable of evaluating the risks and merits of an investment in the Consideration Shares, and has had made its own independent investigation and evaluation of the Consideration Shares and its own estimate of the value thereof.

          (j) Full Disclosure. All statements of Sellers contained in this Agreement and in any other written documents delivered by or on behalf of the Company or Sellers to Buyer are true and correct in all material respects and to Sellers' knowledge do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Sellers which could have a materially adversely affect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Company, which have not been disclosed to Buyer.

     2.2 Representations and Warranties of Buyer and Transferring Shareholders. Buyer and the Transferring Shareholders represent and warrant to Sellers as follows:

          (a) Title to the Consideration Shares. As of the date hereof and at Closing, the Transferring Shareholders own and shall own of record and beneficially the number of the Consideration Shares listed against each Transferring Shareholder's name on Schedule B, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Consideration Shares to Sellers. No person has any preemptive rights or rights of first refusal with respect to any of the Buyer Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Buyer Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Buyer Shares.

          (b) Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification. There is no threatened or pending action (or basis therefore) for the dissolution, liquidation or insolvency of Buyer.

          (c) Subsidiaries. As of the date hereof, Buyer does not and, as of the Closing Date, Buyer shall not own, in whole or in part, or have any interest of any nature in any other entity or person.

          (d) Authority. Buyer has full power and lawful authority to execute and deliver the Transaction Documents and to consummate and perform the Transactions contemplated thereby. The Transaction Documents constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of the Transaction Documents by Buyer, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected. Buyer's board of directors has conducted an independent review of the terms of the Transactions as a whole and has determined that the Transactions contemplated hereunder are fair to Buyer's stockholders (including minority stockholders), and has adopted a resolution stating that the board of directors has determined that the Transactions are fair to Buyer and in the best interests of Buyer and its stockholders.

          (e) Status of Transferring Shareholders. Each Transferring Shareholder is an individual, with the requisite competence and authority to execute and deliver this Agreement, the Subsidiary Transfer Agreement, and any other applicable Transaction Documents, and to perform and consummate the Transactions. This Agreement and the other applicable Transaction Documents have been duly authorized, executed and delivered by, and constitute (or shall, upon execution, constitute) valid and legally binding obligations upon each Transferring Shareholder, enforceable in accordance with their terms. Neither the execution and delivery of the Transaction Documents by any of the Transferring Shareholders, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which any of the Transferring Shareholders is a party or by which any of the Transferring Shareholders or any of its properties or assets are bound or affected.

          (f) Authorized Capitalization. The authorized capitalization of Buyer consists of One Billion (1,000,000,000) shares of Common Stock, par value $.0001, of which Ninety-Two Million Seventy Two Thousand (92,072,000) shares have been issued and are outstanding as of the date hereof and at Closing (the "Buyer Shares"). Of the outstanding Buyer Shares, 82,070,000 are restricted securities. The outstanding Buyer Shares, including without limitation the Consideration Shares have been duly authorized, validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by Buyer in compliance with all applicable state and federal laws. There are no outstanding rights, SARs, options, warrants, calls, commitments, pre-emptive rights, conversion or any other agreements of any character, whether oral or written, obligating Buyer to issue or redeem any shares of its capital stock, whether authorized or not. Buyer is not party to, and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, Buyer's income, profits or assets, or obligating Buyer to distribute any portion of its income, profits or assets.

          (g) Capitalization of Transferred Subsidiary. The authorized capitalization of Subsidiary consists of 100 shares of common stock, par value ____, of which 100 shares have been issued and are outstanding as of the date hereof and at Closing. There exists no voting agreement or outstanding proxy with respect to any of the shares, which shares are free and clear of all liens, encumbrances, pledges and claims of any nature. There are no options, warrants, calls, commitments, conversions or any other rights or agreements outstanding obligating the Transferred Subsidiary to issue any shares of its capital stock.

          (h) Consents and Approvals. No consent or approval of any third party is necessary for the consummation by Buyer and the Transferring Shareholders of the Transaction. Without limiting the foregoing, Buyer is not required to provide notice to any of its stockholders, hold a meeting of its stockholders or solicit any additional shareholder approval of the Transactions or the execution and delivery of the Transaction Documents, other than the Shareholder Consent.

          (i) Buyer Financial Statements. The Buyer Financial Statements are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Buyer as of September 30, 2005. Other than the operations of the Transferred Subsidiary, Buyer has not engaged in any business since 1999.

          (j) Contingent Liabilities. There are no contracts or commitments or other liabilities of any kind or nature under or for which Buyer is liable as of the Closing other than its obligations under the Subsidiary Transfer Agreement and none of the Transferring Shareholders are aware of any liabilities for which Buyer is liable or will become liable in the future. There are no actions or suits or regulatory or governmental proceedings pending, or to Buyer's or any of the Transferring Shareholders' knowledge threatened, against Buyer.

          (k) Taxes. Buyer has filed all federal, state, local tax and other returns and reports which were required to be filed with respect to all taxes, levies, imposts, duties, licenses and registration fees, charges or other withholdings of every nature whatsoever ("Taxes"), and there exists a substantial basis in law and fact for all positions taken in such returns and reports. Buyer has paid all taxes shown to be due on such returns and reports. No waivers of periods of limitation are in effect with respect to any Taxes arising from or attributable to the ownership of properties or operations of the business of Buyer or the Transferred Subsidiary.

          (l) Compliance with Laws. The Buyer is not in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

          (m) No Adverse Change. Since September 30, 2005, there have been no actual or threatened developments of a nature that is materially adverse to or involves any materially adverse effect upon the business, financial condition, results or operations, assets, liabilities or prospects of the Buyer.

          (n) Directors, Officers and Employees. The persons listed on Exhibit D attached hereto and made a part hereof constitute all of the directors and officers of Buyer. Neither Buyer nor Transferred Subsidiary has any other employees. Buyer does not maintain any employee benefits plans.

          (o) Full Disclosure. All statement of Buyer contained in the Transaction Documents and in any other written documents delivered by or on behalf of the Buyer to Sellers are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Buyer or any of the Transferring Shareholders which could have a materially adversely affect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Buyer, which have not been disclosed to Sellers in the Transaction Documents.

          (p) Assets and Liabilities. As of the date hereof Buyer does not, and at Closing, Buyer will not, have any tangible assets nor will there be any liabilities outstanding.

          (q) Material Contracts. Neither Buyer nor Transferred Subsidiary is party to any material contract nor any contract which will require Buyer or Subsidiary to make payments, or under which Buyer expects it or Subsidiary to receive revenues, of more than $100 after the Closing Date.

          (r) Intellectual Property. Exhibit E is a complete list of all patents, patent applications, patent licenses, trademarks, trademark licenses, trade names and service marks which are material to the business of Buyer and/or Subsidiary. No officer of Buyer or Subsidiary has been informed of any claim, or is aware, that Buyer or Subsidiary is violating any patent, trademark or service mark, or unlawfully using any trade secret or other intellectual property or otherwise infringing the rights of any other person. The Transactions will not require the consent of any party to any patent license, trademark license or other intellectual property rights to which Buyer or Subsidiary is a party.

          (s) Real Property. Buyer does not own or lease any real property. The real property lease dated December 16, 2004 by and between J&C Realty Trust, as Lessor, and Buyer, as Lessee, in the form provided to Sellers (the "Lease"), constitutes the sole lease of real property to which Buyer or Transferred Subsidiary was a party or is bound and has been duly assigned to and assumed by OED Storage Inc. as of January 9, 2006. There are no outstanding liabilities of Buyer or Transferred Subsidiary under the Lease.

          (t) No Litigation. There is no suit, action or other proceeding pending or threatened against Seller or Transferred Subsidiary.

                                      III.

                                    COVENANTS
                                    ---------

     3.1 Covenants of Sellers. Sellers covenant and agree that from the date hereof to the Closing:

          (a) Ordinary Course of Business. Sellers will operate the business of the Company only in the ordinary course and will use their best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

          (b) Maintain Properties. Sellers will maintain all of the Company's properties in good working order, repair and condition (reasonable wear and use excepted) and cause the Company to take all steps reasonably necessary to maintain in full force and effect its patents, trademarks, servicemarks, trade names, brand names, copyrights and other intangible assets.

          (c) No Indebtedness. Sellers will not without the prior written consent of Buyer, permit the Company to create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of the Company.

          (d) Maintain Books. Sellers will cause the Company to maintain its books, accounts and records in the usual, regular ordinary and sound business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

          (e) No Amendments. Sellers will not permit the Company to amend its Operating Agreement (or similar documents) without prior consent of Buyer and will cause the Company to maintain its existence, licenses, permits, powers and rights in full force and effect.

          (f) Taxes and Accounting Matters. Sellers will cause the Company to file when due all federal, state and local tax returns and reports which shall be accurate and complete, including but not limited to income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which are being contested in good faith by appropriate proceedings. Sellers will not permit the Company to materially change its accounting methods or practices or any depreciation, amortization or inventory valuation policies or practices.

          (g) Due Compliance. Sellers will cause the Company to comply with all material laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

          (h) Notice of Change. Sellers will promptly advise Buyer in writing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of the Company.

          (i) Consents. Sellers will use their, and will cause the Company to use its, best good faith efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by this Agreements.

     3.2 Covenants of Transferring Shareholders. The Transferring Shareholders covenant and agree that from the date hereof and until the Closing:

          (a) Ordinary Course of Business. Transferring Shareholders will operate or cause to be operated the business of the Company only in the ordinary course and will use their best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

          (b) Maintain Properties. Transferring Shareholders will maintain or cause to be maintained all of the Company's properties in good working order, repair and condition (reasonable wear and use excepted) and cause the Company to take all steps reasonably necessary to maintain in full force and effect its patents, trademarks, servicemarks, trade names, brand names, copyrights and other intangible assets.

          (c) No Indebtedness. The Transferring Shareholders will not permit Buyer to create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of the Buyer. The Buyer shall not loan or advance any funds or credit to Transferred Subsidiary or any third party.

          (d) Maintain Books. The Transferring Shareholders will cause the Buyer to maintain its books, accounts and records in the usual, regular ordinary and sound business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

          (e) No Amendments. The Transferring Shareholders will not permit Buyer to amend its Certificate of Incorporation or by-laws (or similar documents) without prior consent of Sellers and will cause the Buyer to maintain its corporate existence, licenses, permits, powers and rights in full force and effect.

          (f) Taxes and Accounting Matters. The Transferring Shareholders will cause Buyer to file when due all federal, state and local tax returns and reports which shall be accurate and complete, including but not limited to income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which are being contested in good faith by appropriate proceedings. The Transferring Shareholders will not permit Buyer to materially change its accounting methods or practices or any depreciation, amortization or inventory valuation policies or practices.

          (g) Due Compliance. The Transferring Shareholders will cause Buyer to comply with all material laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

          (h) Notice of Change. The Transferring Shareholders will promptly advise Sellers in writing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of Buyer.

          (i) Approvals. Buyer shall prepare and circulate on or prior to closing a notice to shareholders in respect of the Transactions, and shall obtain the necessary shareholder approval of the Transactions.

          (j) Assignment of Lease. Buyer shall cause the Lease to be duly assigned and shall cause the Landlord thereunder to consent to release Buyer and its successors from all obligations and liabilities thereunder.

          (k) Consents. The Transferring Shareholders will use their, and will cause Buyer to use its, best good faith efforts to obtain the consent and approval of each person or entity whose consent or approval is required for the consummation of the Transactions contemplated hereby and to do all things necessary to consummate the Transactions contemplated by this Agreement.

          (l) Intercompany Debt. Buyer shall cause to be repaid on or prior to the Closing Date all intercompany indebtedness outstanding as of the date of such repayment, together with accrued and unpaid interest thereon.

     3.3 Mutual Covenants; Confidentiality. Except as otherwise expressly contemplated herein, no party or its representatives shall use any confidential information of any disclosing party for any purpose other than evaluation of the Transactions, nor disclose to any third party the existence of this Agreement, the subject matter or terms thereof or any confidential information concerning the business or affairs of any disclosing party without the prior written consent of such disclosing party, except as may be required pursuant to applicable stock exchange or similar rules. For purposes of this paragraph, "confidential information" shall mean any information in whatever form concerning the business and affairs of a disclosing party and any and all analyses, compilations, studies or other documents which contain or reflect any such information, including this Agreement and the existence thereof, other than information which is or becomes publicly available other than as a result of disclosure by a receiving party or its representatives or by any third party in breach of an obligation to keep such information confidential.

                                       IV.

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE
                          -----------------------------

     The obligation of Buyer to close the Transactions contemplated hereby is subject to the fulfillment by Sellers on or prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

     4.1 Compliance with Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing. Sellers shall have performed all agreements, covenants and conditions required hereunder to be performed by Sellers prior to the Closing.

     4.2 No Adverse Change. There shall have been no event occurring subsequent to the date hereof which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

     4.3 No Legal Proceedings. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     4.4 Documents to be Delivered by Sellers. Sellers shall have delivered the following documents:

          (a) The Membership Certificates, copies of which are attached as Exhibit F.

          (b) A copy of (i) the Articles of  Organization  of the  Company;  and
     (ii) the Operating Agreement of the Company;

          (c) Such other documents or certificates as shall be reasonably required by Buyer in order to consummate the Transactions contemplated hereunder.

                                       V.

                           CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLERS TO CLOSE
                         -------------------------------

     The obligation of Sellers to close the Transactions is subject to the fulfillment on or prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Sellers:

     5.1 Compliance with Representations, Warranties and Covenants. The representations and warranties made by Buyer and the Transferring Shareholders in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer and the Transferring Shareholders shall have performed all agreements, covenants and conditions required hereunder and under the Subsidiary Transfer Agreement to be performed by Buyer and the Transferring Shareholders prior to the Closing.

     5.2 No Legal Proceedings. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     5.3 Other Agreements. All parties other than Sellers and the Company shall have executed and delivered the Transaction Documents.

     5.4 Payments. Sellers shall have received the Consideration Shares to be transferred at the Closing by the Transferring Shareholders pursuant to this Agreement and the Subsidiary Transfer Agreement.

     5.5 Notice to Shareholders. Buyer shall have delivered or concurrent with the Closing shall deliver the notice to shareholders required pursuant to
Section 3.2(i).

     5.6 Opinion of Counsel. Buyer shall have delivered an Opinion of Counsel satisfactory to Sellers to the effect that (i) Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and the other Transaction Documents and to carry out the Transactions; (ii) all corporate actions necessary to authorize Buyer to enter into this Agreement and the other Transaction Documents and to carry out the Transactions have been taken; (iii) this Agreement and the Subsidiary Transfer Agreement has been duly executed by Buyer and are valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, and (iv) neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Transactions will violate, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of Buyer or any applicable law.

     5.7 Deliverables. Buyer shall have delivered to Sellers the deliverables set forth in Section 1.4(b)(c)(d) and (e).

     5.8 Resignations. Buyer shall deliver to Sellers written resignations from all of the persons listed on Exhibit D, such resignations to be effective as of the Closing Date.

     5.9 Subsidiary Transfer Agreement. The Subsidiary Transfer Agreement shall be executed, delivered and in full force and effect, and the transactions contemplated thereunder shall have or concurrent with closing of this Agreement shall close, in accordance with the terms thereof.

     5.10 Approvals. This Agreement, the Transaction Documents and the Transactions contemplated hereunder and thereunder shall have been approved and adopted by the requisite affirmative vote of the board of directors of Buyer, at a meeting duly noticed and convened, and of the shareholders of Buyer, pursuant to written consent, each in accordance with the laws of Delaware.

     5.11 Consideration Shares. The Amount of Consideration Shares shall represent not less than 89% of the total issued and outstanding Buyer Shares.

     5.12 Release Under Prior Acquisition Agreement. The Transferring Shareholders shall have released Buyer in writing from any liability under that certain stock purchase agreement dated November 12, 2004 pursuant to which the Transferring Shareholders acquired Buyer shares in exchange for shares of Subsidiary.

     5.13 Release Under Lease Landlord consent to the assignment of the Lease and release of Buyer from liabilities thereunder, in form and substance satisfactory to Sellers, shall have been executed and delivered by Landlord and the proposed assignee.

                                      VI.

                       MODIFICATION, WAIVERS, TERMINATION
                       ----------------------------------

     6.1 Modification. Buyer and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

     6.2 Waivers. Buyer and Seller may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

     6.3 Termination and Abandonment. This Agreement may be terminated and the purchase of the Interests may be abandoned before the Closing:

          (a) By the mutual consent of Seller and Buyer;

          (b) By Buyer, if the representations and warranties of Seller set forth herein shall not be accurate;

          (c) By Seller, if the representations and warranties of Buyer set forth herein shall not be accurate; or

          (d) In the event the conditions precedent are not satisfied on or prior to January 31, 2006 (the "Expiration Date"), either Buyer or Sellers may, upon written notice, terminate the Agreement, provided however that the party seeking termination is not in material breach of any of its representations, covenants, representations or warranties contained in this Agreement.

     Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.

     6.4 Effect of Termination. In the event any party elects to terminate this Agreement pursuant to Section 6.3, this Agreement shall terminate and have no further effect, and no party shall have any further obligation or liability hereunder or arising herefrom, except with respect to Sections 3.3, 7.2, 7.11 and this Article 6, each of which shall survive termination of this Agreement. Notwithstanding the foregoing, such termination shall not relieve any party of liability for any willful breach of this Agreement which occurs prior to termination.

                                      VII.

                                  MISCELLANEOUS
                                  -------------

     7.1 Representations and Warranties to Survive. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

     7.2 Indemnification. (a) Each Transferring Shareholder, on a joint and several basis, will indemnify and hold Sellers and Company harmless from any damages, losses, liabilities, payments, amounts paid in settlement, fines, penalties, costs (including reasonable attorneys fees) of any kind ("Damages") suffered or incurred by Sellers or Company resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty of Buyer or such Transferring Shareholder, (ii) any breach by Buyer or such Transferring Shareholder of any covenant or obligation of Buyer or the Transferring Shareholders in this Agreement or of any fiduciary duty owned to Buyer or any stockholders of Buyer, or (iii) operation and ownership of the Company and its subsidiaries prior to 11:59 pm EST on the Closing Date provided that, in the case of Damages attributable to all or more than one Transferring Shareholder, each Transferring Shareholder's liability shall be proportionate to the value of the consideration received by such Transferring Shareholder relative to the total consideration received.

     (b) Each Seller, on a joint and several basis, will indemnify and hold Transferring Shareholders and Buyer harmless from any Damages suffered or incurred by Transferring Shareholders or Buyer resulting from, relating to, arising out of or attributable to (i) any breach of any representation or warranty of such Sellers, (ii) any breach by such Seller of any covenant or obligation of the Sellers in this Agreement, or (iii) operation and ownership of the Company and its subsidiaries after 11:59 pm EST on the Closing Date provided that, in the case of Damages attributable to all or more than one Seller, each Seller's liability shall be proportionate to the value of the consideration received by such Seller relative to the total consideration received.

     (c) In no event shall any party be entitled to consequential damages.

     7.3 Binding Effect of the Basic Agreements. The Transaction Documents and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto and thereto, constitute the entire agreement between the parties. The terms and conditions of the Transaction Documents shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Transaction Documents, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.

     7.4 Applicable Law. The Transaction Documents are made pursuant to, and will be construed under, the laws of the State of Delaware.

     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered via courier service or on the date of transmission if via facsimile:

          (a) If to Sellers, to:

                         Landbank, LLC
                         Attn: Gary Hewitt
                         7030 Hayvenhurst Avenue
                         Van Nuys, CA 914063
                         Telephone:  (818) 464-1606
                         Fax:  (818) 464-1607

          With a copy to:

                         Julie Ryan, Esq.
                         Russ August & Kabat
                         12424 Wilshire Boulevard
                         12th floor
                         Los Angeles, CA 90025
                         Telephone: (310) 826-7474
                         Fax: (310) 826-6991

          (b) If to Buyer prior to closing, to:

                         Istorage Networks Group, Inc.
                         Attn: M. Thomas Makmann, Pres.
                         2696 Lakeshore Road

                         Samoset Box #47
                         Gilford, NH   03249
                         Telephone:  (603) 293-8688
                         Fax: (603) 293-1166

          With a copy to:

                         Richard Singer, Esq.
                         Bertsch L. Associates, P.C.

                         --------------------------------------------

                         --------------------------------------------

                         --------------------------------------------

          (c) If to Transferring Shareholders, to the address listed on Schedule B.

     These addresses may be changed from time to time by written notice to the other parties.

     7.6 Headings. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

     7.7 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     7.8 Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

     7.9 Forbearance; Waiver. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of any prior or subsequent default or breach.

     7.10 Remedies Cumulative. The rights and remedies hereunder shall be cumulative and in addition to any other rights or remedies otherwise available at law or at equity.

     7.11 Attorneys' Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

     7.12 Expenses. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

     7.13 Integration. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Seller and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.

                                      "BUYER"

                                      ISTORAGE NETWORKS,INC.


                                      By: /s/ Thomas Makmann
                                         -------------------------
                                         Thomas Makmann, President


                                      "TRANSFERRING SHAREHOLDERS"


                                      BY:


                                      BY:


                                      BY:


                                      "COMPANY"

                                      LANDBANK, LLC


                                      By:/s/ Gary Hewitt
                                         -------------------------
                                         Gary Hewitt, Member

                                      "SELLERS"


                                      Gary Hewitt


                                      Doug Gravink


                                      John Beck

                                   SCHEDULE A
                                     Sellers


Name                     Interests Held            Allotted Consideration Shares
----                     --------------            -----------------------------

Gary Hewitt*             33 1/3                    27,333,334

Doug Gravink*            33 1/3                    27,333,333

John Beck*               33 1/3                    27,333,333








*Names to appear on stock certificates as follows:











                                   Schedule A

                                   SCHEDULE B
                            Transferring Shareholders


Name and Address                    Number of Buyer Shares Beneficially Owned
----------------                    -----------------------------------------

Douglas Donsbach                    12,000,000
513 Brochardt Blvd.
Knoxville, TN 37922

James R. Kirkland                   12,000,000
The Lodge, Begbie
Humbie EH365PN, U.K.

M. Thomas Makmann                   46,000,000
2696 Lakeshore Road
Samoset Box #47
Gilford, NH 03249

Gregory Pelletier                   12,000,000
12 Crestwood Court
Amherst, NH 03031
                                    ----------
                           Total    82,000,000











                                   SCHEDULE B

                                    EXHIBIT A
                                   [reserved]



















                                    EXHIBIT A

                                    EXHIBIT B
                          Subsidiary Transfer Agreement



















                                    EXHIBIT B

                                    EXHIBIT C
                      Operating Agreement of Landbank, LLC



















                                    EXHIBIT C

                                    EXHIBIT D
                     List of Offices and Directors of Buyer

Tom Makmann                President & CEO

Greg Pelletier             VP & COO

James R. Kirkland          VP Sales & Marketing

Doug Donsbach              VP Engineering & CTO



















                                    EXHIBIT D

                                    EXHIBIT E
                              Intellectual Property

None.



















                                    EXHIBIT E

                                    EXHIBIT F
                             Membership Certificates



















                                    EXHIBIT F